EXHIBIT 99.1

BJ'S Restaurants, Inc. Reports Financial Results for the First Quarter of Fiscal 2011

HUNTINGTON BEACH, Calif., April 20, 2011 (GLOBE NEWSWIRE) -- BJ's Restaurants, Inc. (Nasdaq:BJRI) today reported financial results for the first quarter of fiscal 2011 that ended on Tuesday, March 29, 2011.

Highlights for the first quarter, compared to the same quarter last year, were as follows:

  Total revenues increased 19% to $144.9 million
  Comparable restaurant sales increased 7.8%
  Operating income margin increased 230 basis points to 7.0%
  Net income increased 65% to $7.2 million
  Diluted net income per share increased 56% to $0.25
  Total restaurant operating weeks increased 11%

"Our leadership team was pleased with the Company's strong performance for the first quarter of 2011," commented Jerry Deitchle Chairman and Chief Executive Officer. "Our comparable restaurant sales increase of 7.8% successfully hurdled a solid 4.4% increase in the same quarter last year, which is quite impressive. We are sales builders first and foremost at BJ's, and we plan to continue our focus on driving additional sales increases through the effective execution of our operational, merchandising and capital expenditure initiatives for 2011. Additionally, our restaurant operators continue to do an excellent job of managing our sales increases by effectively leveraging the technological and other systems we implemented during the past few years to improve the dining experience for our guests and to also protect our four-wall restaurant operating margins."

The Company successfully opened two new restaurants during the first quarter of 2011 in Tyler, Texas (Broadway Square Mall) and Sacramento, California (Arden Fair Mall). "We remain very pleased with the initial sales volumes of our two new restaurant openings this year to date," continued Deitchle. Seven new restaurants are currently under construction for potential openings later this year. The Company remains on track to open as many as 12 to 13 new restaurants during 2011.  As of this date, three new restaurants are expected to open in the second quarter, four in the third quarter and as many as three or four new restaurants during the fourth quarter. Investors are reminded that the actual number and timing of new restaurant openings is subject to a number of factors outside of the Company's control, including weather conditions and factors under the control of landlords, contractors and regulatory/licensing authorities.

Investor Conference Call and Webcast

BJ's Restaurants, Inc. will conduct a conference call on its first quarter earnings release today, April 20, 2011, at 2:00 p.m. (Pacific Time). The Company will provide an Internet simulcast, as well as a replay of the conference call. To listen to the conference call, please visit the "Investors" page of the Company's website located at http://www.bjsrestaurants.com several minutes prior to the start of the call to register and download any necessary audio software. An archive of the presentation will be available for 30 days following the call.

BJ's Restaurants, Inc. currently owns and operates 104 casual dining restaurants under the BJ's Restaurant & Brewery, BJ's Restaurant & Brewhouse or BJ's Pizza & Grill brand names. BJ's restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, appetizers, sandwiches, soups, pastas, entrées and desserts. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ's experience. The Company operates several microbreweries which produce and distribute BJ's critically acclaimed handcrafted beers throughout the chain. The Company's restaurants are located in California (52), Texas (21), Arizona (6), Colorado (4), Oregon (2), Nevada (4), Florida (6), Ohio (2), Oklahoma (2), Kentucky (1), Indiana (1), Louisiana (1) and Washington (2). Visit BJ's Restaurants, Inc. on the Web at http://www.bjsrestaurants.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute "forward-looking" statements for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Such statements include, but are not limited to, those regarding expected comparable restaurant sales growth in future periods, those regarding the effect of new sales-building initiatives and future guest traffic, as well as those regarding the number of restaurants expected to be opened in future periods and the timing and location of such openings. These "forward-looking" statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) the effect of credit and equity market disruptions on our ability to finance our continued expansion on acceptable terms, (ii) our ability to manage an increasing number of new restaurant openings, (iii) construction delays, (iv) labor shortages, (v) minimum wage increases, (vi) food quality and health concerns, (vii) factors that impact California, where 52 of our current 104 restaurants are located, (viii) restaurant and brewery industry competition, (ix) impact of certain brewery business considerations, including without limitation, dependence upon suppliers, third party contractors and related hazards, (x) consumer spending trends in general for casual dining occasions, (xi) potential uninsured losses and liabilities, (xii) fluctuating commodity costs and availability of food in general and certain raw materials related to the brewing of our handcrafted beers and energy, (xiii) trademark and service-mark risks, (xiv) government regulations, (xv) licensing costs, (xvi) beer and liquor regulations, (xvii) loss of key personnel, (xviii) inability to secure acceptable sites, (xix) limitations on insurance coverage, (xx) legal proceedings, (xxi) other general economic and regulatory conditions and requirements, (xxii) the success of our key sales-building and related operational initiatives and (xxiii) numerous other matters discussed in the Company's filings with the Securities and Exchange Commission. BJ's Restaurants, Inc. undertakes no obligation to update or alter its "forward-looking" statements whether as a result of new information, future events or otherwise.

Further information concerning the Company's results of operations for first quarter 2011 will be provided in the Company's Form 10-Q filing, to be filed with the Securities and Exchange Commission by May 8, 2011.

BJ's Restaurants, Inc.
Unaudited Consolidated Statements of Income
(Dollars in thousands except for per share data)

	Thirteen Weeks Ended
	March 29, 2011		March 30, 2010
Revenues	$144,862	100.0%	$121,686	100.0%
Costs and expenses:
Cost of sales	35,720	24.7	30,064	24.7
Labor and benefits	50,465	34.8	43,420	35.7
Occupancy and operating	29,316	20.2	26,012	21.4
General and administrative	9,918	6.8	8,474	7.0
Depreciation and amortization	7,947	5.5	6,731	5.5
Restaurant opening	1,001	0.7	1,129	0.9
Loss on disposal of assets	385	0.3	140	0.1
Total costs and expenses	134,752	93.0	115,970	95.3
Income from operations	10,110	7.0	5,716	4.7

Other income (expense):
Interest income	32	–	29	–
Interest expense	(28)	–	(21)	–
Other income, net	238	0.2	236	0.2
Total other income (expense)	242	0.2	244	0.2
Income before income taxes	10,352	7.2	5,960	4.9

Income tax expense	3,157	2.2	1,610	1.3

Net income	$ 7,195	5.0%	$ 4,350	3.6%

Net income per share:
Basic	$ 0.26		$ 0.16

Diluted	$ 0.25		$ 0.16

Weighted average number of shares outstanding:
Basic	27,426		26,872

Diluted	28,837		27,723

Selected Consolidated Balance Sheet Information
(Dollars in thousands)

Balance Sheet Data (end of period):	March 29, 2011 (unaudited)	December 28, 2010 (audited)

Cash, cash equivalents and short-term investments	$ 48,058	$ 53,192

Non-current investments	$ 1,991	$ 1,005

Total assets	$ 430,954	$ 430,085

Total long-term debt, including current portion	$ --	$ --

Shareholders' equity	$ 299,765	$ 287,826

Supplemental Information
(Dollars in thousands)

	Thirteen Weeks Ended
	March 29, 2011		March 30, 2010
Stock-based compensation (1)
Labor and benefits	$ 364	0.3%	$ 226	0.2%
General and administrative	680	0.5	778	0.6
Total stock based compensation	$1,044	0.8%	$1,004	0.8%

Unaudited Operating Data
Comparable restaurant sales % change	7.8%		4.4%
Restaurants opened during period	2		2
Restaurants open at period-end	104		94
Restaurant operating weeks	1,331		1,199
CONTACT: BJ's Restaurants, Inc.
         Greg Levin
         (714) 500-2400